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                                                                Exhibit 99.1

                            [Solutia letterhead]

FOR IMMEDIATE RELEASE

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REORGANIZATION INFORMATION LINE: (800) 298-2303
REORGANIZATION WEBSITE: www.solutia.com/reorganization

MEDIA: Glenn Ruskin (314) 674-3804
EQUITY INVESTORS: Marleen Judge (314) 674-7777
DEBT INVESTORS: Kevin Wilson (314) 674-4905


           SOLUTIA'S FINAL DEBTOR-IN-POSSESSION FINANCING APPROVED
                      COURT ALSO APPROVES OTHER MOTIONS

         ST. LOUIS - JAN. 16, 2004 - Solutia Inc. (OTCPK: SOLUQ) announced today that the U.S. Bankruptcy Court approved the Company's final debtor-in-possession (DIP) financing. The Court also approved a number of other motions dealing with a variety of operational issues.

         The final DIP financing of $525 million will be provided by Citicorp USA Inc., as Administrative, Collateral and Documentation Agents and Citibank, N.A. as issuer. Funding will be completed on Tuesday, Jan. 20, 2004. The new facility is at a very competitive rate and is on more attractive terms than the Company's previously arranged interim DIP financing.

         After the interim DIP financing was approved on Dec.19, 2003, Solutia received expressions of interest to provide final DIP financing from a number of financial institutions which had previously elected not to submit a financing proposal to the Company. As required by the federal Bankruptcy Code, Solutia had a fiduciary obligation to investigate all offers to determine if more attractive financing alternatives were available.

         "Over the past two weeks, we have received proposals from a number of prospective lenders. With the assistance of our advisors we fully examined each offer and worked with the Official Committee of Unsecured Creditors and its advisors to negotiate a financing which best met the interests of Solutia and its creditors. Depending upon the length of our reorganization process, we estimate the financing to be provided by Citibank will save the company from $20 million, to over $40 million when compared to the terms of the interim DIP financing. This is a very positive development and will be of great value as we develop our plan of reorganization," said Jeffry Quinn, Senior Vice President, General Counsel and Chief Restructuring Officer.

         Proceeds from the final DIP financing arrangement will be used to retire the Company's current senior credit facility of $350 million, repay the $75 million provided by the interim DIP and provide approximately $100 million of new liquidity net of fees and expenses.

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         In addition to the approval of the final DIP credit facility, the court also approved a number of Company motions, and finalized other orders which had been previously granted on an interim basis, pertaining to its continued operations, retention of outside advisors, and other matters.

          For a complete list of approved orders or for more information on Solutia's Chapter 11 case, including access to certain Court filed documents, please visit: www.trumbullgroup.com

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FORWARD LOOKING STATEMENT

         This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) the ability of Solutia to develop, prosecute, confirm and consummate one or more Chapter 11 plans of reorganization; (ii) the potential adverse impact of the Chapter 11 filing on Solutia's operations, management and employees, and the risks associated with operating businesses under Chapter 11 protection; (iii) the ability of Solutia to comply with the terms of the DIP financing facility;
(iv) world economic conditions, competitive pressures, gain or loss of significant customers, labor relations and disruption of operations, raw material and energy costs, currency and interest rate fluctuations, success in implementing pricing actions and managing spending, operating rates, cost of debt, environmental compliance and remediation and other factors; (v) customer response to the Chapter 11 filing; and (vi) the risk factors or uncertainties listed from time to time in Solutia's filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company's Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

Solutia ... Solutions for a Better Life.

Source: Solutia Inc.
St. Louis
Date 01/16/04

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